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                                                                    Exhibit 12.1

Ratio of Earnings to fixed charges
(In thousands)
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                                                                                                      Pro Forma     Pro Forma
                                               December 31,  December 31,  March 31,    March 31,    December 31,   March 31,
                                                 1994           1995         1995         1996          1995          1996
                                             ---------------------------------------------------------------------------------
Pretax income from continuing operations         (1,674)       (17,233)       (2,012)      (8,664)     (59,379)      (18,771)
Less: losses from less than 50%
  owned persons                                     551          4,327           290          632        7,597           632
Plus: losses from less than 50% owned persons
  where the registrant has guaranteed debt
                                                      0              0             0            0            0             0
                                                      0              0             0            0            0             0
                                             ---------------------------------------------------------------------------------
                                                 (1,123)       (12,906)       (1,722)      (8,032)     (51,782)      (18,139)

Fixed charges:
  Interest, whether expensed or capitalized           0             30             0            0       32,649         9,021
  Amortization of debt expense                        0              0             0            0            0             0
  Rental expense demonstrated to be interest          0              0             0            0            0             0
  Preferred stock dividend requirements               0              0             0            0            0             0
                                             ---------------------------------------------------------------------------------
Total fixed charges                                   0             30             0            0       32,649         9,021

Adjusted earnings                                (1,123)       (12,876)       (1,722)      (8,032)     (19,133)       (9,118)
Fixed charges                                         0             30             0            0       32,649         9,021
                                             ---------------------------------------------------------------------------------
Ratio of earnings to fixed charges

Dollar amount of coverage deficiency             (1,123)       (12,906)       (1,722)      (8,032)     (51,782)      (18,139)
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